DERIVATIVES RISK MANAGEMENT PROGRAM SUPPORT SERVICES ADDENDUM

Amended July 31, 2024

Schedule A

Funds

Adler Value Fund

Wavelength Interest Rate Neutral Fund

Westwood Alternative Income Fund

Q3 All-Season Systematic Opportunities Fund